EXHIBIT 10.13
DIRECTORS’ FEE POLICY
2007
GENERAL
Section 918.2 of the Rules and Regulations of the Federal Housing Finance Board requires the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this Directors’ Fee Policy (“Policy”) sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Governance Committee.
TOTAL COMPENSATION AND STATUTORY LIMITS
In no event shall the compensation paid to Directors exceed the limits set forth in the Federal Home Loan Bank Act, as adjusted by the Federal Housing Finance Board to reflect the percentage increase in the preceding year’s Consumer Price Index. The statutory limits for 2007 are $29,944 for the Chair, $23,955 for the Vice Chair, and $17,967 for each of the other directors.
BOARD MEETING FEES
In order to compensate Directors for their time while serving as Directors, each Director that attends a meeting of the Board of Directors (including participating by telephone) shall be paid a Board Meeting Attendance Fee. The amount of the Board Meeting Attendance Fee varies depending on the role served at the meeting. The following Board Meeting Attendance Fees shall be paid to Directors in attendance at Board of Director’s meetings (including telephonic Board meetings):

Chairman	$1,500
Vice Chair	$1,250
All other Directors	$1,000
In the absence of the Chairman, the Acting Chairman, whether it be the Vice Chairman or Chairman Pro Tem, shall receive the Chairman Board Meeting Attendance Fee. Board Meeting Attendance Fees are paid per meeting day.

STANDING COMMITTEE MEETING FEES
In order to compensate Directors for their time while serving as Directors, each Director that attends a Standing Committee meeting (including participating by telephone) shall be paid a Standing Committee Meeting Attendance Fee. The amount of the Standing Committee Meeting Attendance Fee does not vary among Directors in attendance at the meeting. The following Standing Committee Meeting Attendance Fees shall be paid to Directors in attendance at Committee Director’s meetings:

All Directors	$1,000
Committee Meeting Attendance Fees are paid per meeting day, not per Committee meeting. No Committee Attendance Fee will be paid if a Board Meeting Attendance Fee is paid for the same day.
AD HOC COMMITTEES, TASK FORCE MEETINGS, AND OTHER SERVICE
In order to compensate Directors for their time while serving the Bank in attendance at Ad Hoc Committee meetings, Task Force meetings, or otherwise serving the Bank on official Bank business, each Director that attends such a meeting (including participating by telephone) may be paid a Special Meeting Attendance Fee with the approval of the Board. The amount of the fee does not vary among Directors in attendance at the special meeting. Each Director that attends a special meeting approved by the Board shall be paid the following Special Meeting Attendance Fee:

All Directors	$1,000
Special Meeting Attendance Fees are paid per meeting day.
SYSTEM MEETINGS
In order to compensate Directors for their time while serving the Bank in attendance at Bank System meetings including meetings of the Council of the Federal Home Loan Banks, each Director that attends a Bank System meeting (including participating by telephone) shall be paid a Bank System Meeting Attendance Fee. The amount of the fee does not vary among Directors in attendance at the meeting. Each Director that attends a Bank System meeting shall be paid the following Bank System Board Meeting Attendance Fee:

All Directors	$1,000
Bank System Attendance Meeting Fees are paid per meeting day. The Finance Board, the Board of Directors, the Chairman or the President may from time to time designate individual Directors to attend Bank System meetings on behalf of the Board.
AFFORDABLE HOUSING ADVISORY COUNCIL MEETINGS
In order to compensate Directors for their time while serving the Bank in attendance at Affordable Housing Advisory Council meetings, each Director that attends an Affordable

Housing Advisory Council meeting (including participating by telephone) shall be paid an AHAC Meeting Attendance Fee. The amount of the fee does not vary among Directors in attendance at the meeting. Each Director is encouraged to attend at least one Affordable Housing Advisory Council meeting per year. Each Director that attends an Affordable Housing Advisory Council meeting shall be paid the following AHAC Meeting Attendance Fee:

All Directors	$1,000
AHAC Attendance Meeting Fees are paid per meeting day.
TRAVEL
The Directors shall be reimbursed for travel, subsistence and other related expenses incurred in connection with the Directors duties under the terms and conditions of the Bank’s Travel and Expense Policy; provided, however, a Director may not be paid or reimbursed for gift or entertainment expenses.
DISCLOSURE
The Bank shall disclose in its annual report the following items:
(i)	the sum of the total actual compensation paid to Directors;

(ii)	the sum of the total actual expenses paid to Directors; and

(iii)	a summary of this Policy.